EXHIBIT 16.1

April 4, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated April 4, 2014, of Support.com, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, and in the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young, LLP

San Francisco, California